Exhibit 10.1
AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDMENT to the Amended and Restated Employment Agreement is entered into by and between WillScot Holdings Corporation (f/k/a WillScot Mobile Mini Holdings Corp.), a Delaware corporation (the “Employer”) and Timothy Boswell, an individual (the “Executive”) (collectively, the “Parties”).
WHEREAS, the Employer and the Executive are Parties to that certain Amended and Restated Employment Agreement, dated September 7, 2021 (the “Agreement”); and
WHEREAS, the Parties desire to amend certain provisions of the Agreement, as more particularly set forth herein, pursuant to Section 16 of the Agreement, which provides that the Agreement may only be amended by a written instrument duly executed by the party against whom enforcement is sought.
NOW, THEREFORE, BE IT RESOLVED, that, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Employer and the Executive hereby agree to the following:
1.Capitalized Terms. Any capitalized term used but not defined in this Amendment shall have the meaning given to such term in the Agreement.
2.Effective Date. This Amendment will be effective January 1, 2025.
3.Position and Duties. Section 3 of the Agreement is hereby deleted in its entirety and replaced with the following:
Commencing January 1, 2025, and continuing during the remainder of the Employment Period, the Executive shall serve as the President and Chief Operating Officer of the Employer. In such capacity, the Executive shall report exclusively and directly to the Chief Executive Officer of the Employer, and shall have the duties, responsibilities and authorities customarily associated with such position in a company the size and nature of the Employer. The Executive shall devote the Executive’s reasonable best efforts and full business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Employer; provided that, the Executive may serve on civic, charitable, educational, religious, public interest or public service boards, and manage the Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere with the performance of the Executive’s duties and responsibilities hereunder.
4.Base Salary. Section 5(a) of the Agreement is hereby deleted in its entirety and replaced with the following:
Base Salary. Commencing January 1, 2025, and continuing for the remainder of the Employment Period, the Employer shall pay to the Executive a base salary (the “Base Salary”) at the rate of no less than $800,000 per calendar year, less applicable deductions, and prorated for any partial year. The Base Salary shall be reviewed for increase by the Employer no less frequently than annually, starting in 2026, and shall be increased in the discretion of the Employer and any such adjusted Base Salary shall constitute the “Base Salary” for purposes of this Agreement. The Base Salary shall be paid in substantially equal installments in accordance with the Employer’s regular payroll procedures. The Executive’s Base Salary may not be decreased during the Employment Period.

5.Long Term Incentive Equity. Section 5(c)(i) of the Agreement is hereby deleted in its entirety and replaced with the following:
Annual Award. During the Employment Period, commencing with the 2025 fiscal year of the Employer, the Executive shall be eligible to receive annual equity awards under the WillScot Holdings Corporation 2020 Incentive Award Plan or other long-term equity incentive plan of the Employer then in effect (the “Plan”), 70% of which shall be in the form of performance-based restricted stock units (“PSUs”) vesting over three years and 30% in the form of restricted stock units (“RSUs”) vesting ratably over four years. The level of the Executive’s participation in the Plan, if any, shall be determined in the reasonable discretion of the Committee from time to time. The target grant value of this annual award is $2,200,000, but the actual value of any grant may be higher or lower based on Committee discretion. Terms and conditions of such awards shall be governed by the terms and conditions of the Plan and the applicable award agreements.
6.Good Reason. Item “(c)” of the definition of “Good Reason” shall be modified as follows:
(c) a failure to grant the Executive, in any consecutive 12-month period, long term incentive equity awards having a grant date fair value (as determined by the Committee in good faith) of at least $2,200,000.
7.No Other Amendments. Except as expressly amended as set forth herein, the provisions of the Agreement will remain in full force and effect and, except as expressly provided herein, nothing in this Amendment will be construed as a waiver of any of the rights or obligations of the Parties under the Agreement.
8.Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together constitute one and the same instrument.
IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by its duly authorized officer, and the Executive has executed this Amendment, as of this 10th day of December 2024.

WILLSCOT HOLDINGS CORPORATION

By:	/s/ BRADLEY L. SOULTZ

Name:	Bradley L. Soultz
Title:	Chief Executive Officer

EXECUTIVE

By:	/s/ TIMOTHY D. BOSWELL
Timothy Boswell